Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Acquisition to Expand its Presence in

Lighting Controls and Energy Management

ATLANTA (March 18, 2009) – Acuity Brands, Inc. (NYSE: AYI; “Company”) today announced that its wholly-owned subsidiary, Acuity Brands Lighting, Inc., has entered into an Agreement, subject to regulatory approval, to acquire 100% of the outstanding capital stock of Sensor Switch, Inc. (“Sensor Switch”), an industry-leading developer and manufacturer of lighting controls and energy management systems. Sensor Switch, based in Wallingford, Connecticut, offers a wide-breadth of products and solutions that substantially reduce energy consumption including occupancy sensors, photocontrols, and distributed lighting control devices.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said “The acquisition of Sensor Switch is part of our profitable growth strategy aimed at offering the most technologically advanced sustainable lighting solutions incorporating both controls and fixtures to maximize energy savings while delivering exceptional quality lighting for commercial, institutional, industrial and residential applications. We believe this acquisition will broaden our participation in both the new construction and building systems markets while greatly expanding our presence in the very large and dynamic renovation and relight market. We are acquiring a fast growing company, with a great team. The addition of Sensor Switch along with our recent acquisition of Lighting Control and Design allows us to expand our capabilities in offering a full array of intelligent lighting products and lighting control solutions in a time when energy management control is critical.”

The terms of the agreement reflect total consideration for the purchase of approximately $205 million consisting of stock, cash, and a note payable. The cash payment will be funded from available cash and from borrowings under the Company’s existing credit facility. The acquisition is subject to regulatory approvals and other customary closing conditions both of which are expected to be achieved within the following 30 days.

News Release

Sensor Switch generated sales in excess of $37 million during its fiscal year ending October 31, 2008. The business has significantly outpaced the rate of growth in its core markets with a three-year annualized growth rate of approximately 30 percent and EBITDA (earnings before interest, taxes, depreciation and amortization) margins well above industry norms. The acquisition is expected to be slightly accretive to results in the first full year of ownership.

Mr. Nagel concluded, “The demand for energy-efficient solutions is expected to continue to grow as a result of higher energy costs, greater environmental awareness, and increased regulation. Because lighting represents up to 40 percent of energy consumption in many commercial, institutional, and industrial facilities, we believe our enhanced portfolio of intelligent lighting fixtures and lighting controls will provide continuing profitable growth opportunities by providing this expanding customer base with a variety of solutions to meet their individual needs.”

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham® , Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, Lighting Control & Design™, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,200 associates and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws. Statements that may be considered forward-looking include statements incorporating terms such as “will,” “expects,” “believes,” “intends,” “anticipates,” “may,” and similar terms that relate to future events, performance, or results of Acuity Brands. Specific forward-looking statements made in this press release include statements related to our proposed acquisition of Sensor Switch, including the broadening of the our participation in both the new construction and building systems markets and expanding presence in the renovation and relight market, our

News Release

expectation that the acquisition will be slightly accretive to results in the first full year of ownership, and our expectation of profitable growth opportunities provided by the demand for energy-efficient solutions. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our expectations expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, satisfaction of the conditions to closing the acquisition, integration of the acquisition and realizing expected synergies from the Sensor Switch acquisition. We also face other general risks, including customer and supplier relationships and prices; competition; market demand; and economic, political, governmental, and technological factors. In addition, additional risks that could cause our actual results to differ materially from those expressed our forward-looking statements are discussed in Part I, “Item 1a. Risk Factors” of our annual report on Form 10-K for the year ended August 31, 2008, and are specifically incorporated herein by reference. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.